Exhibit 99.1
SELLAS Life Sciences Reports First Quarter 2021 Financial Results and Provides Business Update

Received $1.0 Million Milestone Payment and Recognized $5.7 Million of License Revenue Under Exclusive License Agreement with 3D Medicines for Development and Commercialization of Galinpepimut-S (GPS) in Greater China

National Ethics Committee Approval for GPS Phase 3 REGAL Study Received in Greece

Preparations Underway to Activate Clinical Trial Sites and Enroll Patients in the REGAL Study in France, Germany and Greece by End of Second Quarter 2021

NEW YORK, May 13, 2021 – SELLAS Life Sciences Group, Inc. (Nasdaq: SLS) ("SELLAS" or the “Company”), a late-stage clinical biopharmaceutical company focused on developing novel cancer immunotherapies for a broad range of indications, today reported its financial results for the quarter ended March 31, 2021 and provided a business update.

“Under our exclusive license agreement with 3D Medicines for the development and commercialization of galinpepimut-S (GPS) in Greater China, we advanced the technology transfer to 3D Medicines during the first quarter of 2021. In February, our progress triggered a milestone payment of $1.0 million. This achieved milestone is the first of milestone payments that have the potential to total $194.5 million over the life of the agreement. In addition to the $1.0 million payment, we further strengthened our balance sheet during the first quarter with approximately $3.0 million in net proceeds from warrant exercises,” said Angelos Stergiou, MD, ScD. h.c., President and Chief Executive Officer of SELLAS. “During the quarter, we continued to progress our GPS clinical program with the activation of additional clinical sites in the United States, and also preparations for opening clinical sites and enrolling patients in European countries, for our Phase 3 REGAL study of GPS in patients with acute myeloid leukemia (AML). Screening and enrollment of patients for the REGAL study is ongoing in the United States.”

Pipeline Updates:

Galinpepimut-S (GPS)
•During the first quarter of 2021, SELLAS triggered and received a milestone payment in the amount of $1.0 million related to the completion of a technology transfer plan under its license agreement with 3D Medicines.
•In April 2021, the Company received National Ethics Committee approval in Greece for the Phase 3 REGAL study in patients with AML. The Company expects to activate sites and begin enrolling patients in France, Germany and Greece by the end of the second quarter of 2021.

Nelipepimut-S (NPS)
•In January 2021, the data safety monitoring board for the ongoing investigator sponsored study of NPS plus trastuzumab in high risk HER2 3+ breast cancer patients recommended that, given the small size of the study and in order to preserve the statistical power of the study, the primary analysis of the study be completed upon the completion of three years of follow-up on every patient or until more events are collected. The Company expects the primary analysis in this study to be completed by the end of 2021.

•In February 2021, the subgroup analysis of the cohort of patients with triple negative breast cancer (TNBC) from the Phase 2b investigator-sponsored study of NPS plus trastuzumab in HER2 low-expressing breast cancer patients was published in the peer-reviewed journal Clinical Immunology. As previously reported, the subset analysis identified significant improvement in 36-month disease-free survival between NPS (n=55) and placebo (n=44) in TNBC.

Corporate Highlights for the First Quarter 2021:

•The Company received approximately $3.0 million in net proceeds from the exercise of common stock warrants.

Financial Results for the First Quarter 2021:

Licensing revenue: During the first quarter of 2021 the Company recorded $5.7 million of licensing revenue which consists of the recognition of revenue from the upfront license fee received from 3D Medicines in 2020 and the milestone payment received in the first quarter of 2021 from the achievement of a milestone under the Company’s license agreement with 3D Medicines. The Company did not record any licensing revenue for the first quarter of 2020.

R&D Expenses: Research and development expenses for the first quarter of 2021 were $4.3 million, as compared to $1.9 million for the first quarter of 2020. The increase was primarily due to a ramp up of the manufacture of clinical trial materials and registration batches of GPS, a technology transfer to a new contract manufacturer, and clinical drug supply purchase costs in the European Union in preparation for opening sites and enrolling patients in European Union countries.

G&A Expenses: General and administrative expenses for the first quarter of 2021 were $3.6 million, as compared to $2.2 million for the first quarter of 2020. The increase was primarily due to amortization expense associated with the capitalized contract acquisition costs of the 3D Medicines license agreement as well as an increase in legal fees.

Net Loss: Net loss attributable to common stockholders was $2.4 million for the first quarter of 2021, or a basic and diluted loss per share attributable to common stockholders of $0.16, as compared to a net loss attributable to common stockholders of $4.2 million for the first quarter of 2020, or a basic and diluted loss per share attributable to common stockholders of $0.66.

Cash Position: As of March 31, 2021, cash and cash equivalents totaled approximately $28 million.

About SELLAS Life Sciences Group, Inc.

SELLAS is a late-stage clinical biopharmaceutical company focused on developing novel cancer immunotherapeutics for a broad range of indications. SELLAS’ lead product candidate, GPS, is licensed from Memorial Sloan Kettering Cancer Center and targets the WT1 protein, which is present in an array of tumor types. GPS has potential both as a monotherapy and in combination to address a broad spectrum of hematologic malignancies and solid tumor indications. SELLAS’ second product candidate, NPS, is a HER2-directed cancer immunotherapy with potential to treat patients with early-stage breast cancer with low to intermediate HER2 expression, otherwise known as HER2 1+ or 2+, which includes TNBC patients, following the standard of care.

For more information on SELLAS, please visit www.sellaslifesciences.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, forward-looking statements can be identified by terminology such as “plan,” “expect,” “anticipate,” “may,” “might,” “will,” “should,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue” and other words or terms of similar meaning. These statements include, without limitation, statements related to the clinical development of GPS for various cancer indications, the potential for regulatory approval and commercialization of GPS, the potential for additional milestone payments under license agreement, and the clinical development of NPS for breast cancer. These forward-looking statements are based on current plans, objectives, estimates, expectations and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the COVID-19 pandemic and its impact on the Company’s clinical plans, risks and uncertainties associated with immune-oncology product development and clinical success thereof, the uncertainty of regulatory approval, and other risks and uncertainties affecting SELLAS and its development programs as set forth under the caption “Risk Factors” in SELLAS’ Annual Report on Form 10-K filed on March 23, 2021 and in its other SEC filings. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

For more information, please contact:

Investor Contacts
Valter Pinto / Allison Soss
KCSA Strategic Communications
Email: SELLAS@kcsa.com
Phone: 914.907.2675 / 215.272.2707

Media Contacts
Caitlin Kasunich / Raquel Cona
KCSA Strategic Communications
Email: SELLAS@kcsa.com
Phone: 212.896.1241 / 212.896.1276

SELLAS LIFE SCIENCES GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Licensing revenue	$5,700	$—
Operating expenses:
Cost of licensing revenue	100	—
Research and development	4,284	1,864
General and administrative	3,561	2,200
Total operating expenses	7,945	4,064
Operating loss	(2,245)	(4,064)
Non-operating income (expense), net:
Change in fair value of warrant liability	(31)	35
Change in fair value of contingent consideration	(129)	(138)
Interest income, net	2	24
Total non-operating income (expense), net	(158)	(79)
Net loss	(2,403)	(4,143)
Deemed dividend arising from warrant modifications	—	(78)
Net loss attributable to common stockholders	$(2,403)	$(4,221)

Per share information:
Net loss per common share attributable to common stockholders, basic and diluted	$(0.16)	$(0.66)
Weighted-average common shares outstanding, basic and diluted	14,877,317	6,374,979

SELLAS LIFE SCIENCES GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$28,033	$35,302
Restricted cash and cash equivalents	100	100
Contract asset	282	1,128
Prepaid expenses and other current assets	3,016	395
Total current assets	31,431	36,925
Operating lease right-of-use asset	854	896
In-process research and development	5,700	5,700
Goodwill	1,914	1,914
Deposits and other assets	676	614
Total assets	$40,575	$46,049
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,350	$4,657
Accrued expense and other current liabilities	2,547	1,913
Operating lease liability	174	166
Deferred revenue	900	5,600
Total current liabilities	5,971	12,336
Operating lease liability, non-current	775	825
Deferred tax liability	239	239
Warrant liability	86	55
Contingent consideration	4,762	4,633
Total liabilities	11,833	18,088
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; Series A convertible preferred stock, 17,500 shares designated; no shares issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value; 350,000,000 shares authorized, 15,084,754 and 14,254,554 shares issued and outstanding at March 31, 2021and December 31, 2020, respectively.	2	1
Additional paid-in capital	149,047	145,864
Accumulated deficit	(120,307)	(117,904)
Total stockholders’ equity	28,742	27,961
Total liabilities and stockholders’ equity	$40,575	$46,049